Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 29, 2022
Relating to Preliminary Prospectus Supplement dated March 29, 2022 to Prospectus dated February 25, 2021
Registration No. 333-235474

HP Inc.
4.000% notes due 2029

Issuer:	HP Inc.

Title of Securities:	4.000% notes due 2029 (the “2029 Notes”)

Anticipated Ratings(1):	Baa2 (Moody’s)/ BBB (S&P)/ BBB+ (Fitch)

Trade Date:	March 29, 2022

Settlement Date	March 31, 2022 (T+2)

Maturity Date	April 15, 2029

Principal Amount:	$1,000,000,000

Interest Rate:	4.000% per annum

Benchmark	UST 1.875% due February 28, 2029

Benchmark Yield	2.488%

Spread to Benchmark	+155 Basis Points

Reoffer Yield	4.038%

Price to Public (Issue Price):	99.767%

Interest Payment Dates:	Semiannually; April 15 and October 15 of each year, commencing October 15, 2022 (subject to the following business day convention).

Method of Calculation:	30/360

Optional Redemption:
At any time prior to February 15, 2029 (two months prior to maturity), make-whole redemption at Treasury Rate plus 25 basis points.  On or after February 15, 2029 (two months prior to maturity), redemption at par.

CUSIP/ISIN Nos.:	40434L AK1/ US40434LAK17

Denominations	$2,000 X $1,000

Joint Book Running Managers:	BNP Paribas Securities Corp.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers	Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
Standard Chartered Bank
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Loop Capital Markets LLC
Academy Securities, Inc.
CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

4.200% notes due 2032

Issuer:	HP Inc.

Title of Securities:	4.200% notes due 2032 (the “2032 Notes”)

Anticipated Ratings(1)	Baa2 (Moody’s)/ BBB (S&P)/ BBB+ (Fitch)

Trade Date:	March 29, 2022

Settlement Date:	March 31, 2022 (T+2)

Maturity Date	April 15, 2032

Principal Amount:	$1,000,000,000

Interest Rate:	4.200% per annum

Benchmark	UST 1.875% due February 15, 2032

Benchmark Yield	2.404%

Spread to Benchmark	+180 Basis Points

Reoffer Yield	4.204%

Price to Public (Issue Price):	99.966%

Interest Payment Dates:	Semiannually; April 15 and October 15 of each year, commencing October 15, 2022 (subject to the following business day convention).

Method of Calculation:	30/360

Optional Redemption:
At any time prior to January 15, 2032 (three months prior to maturity), make-whole redemption at Treasury Rate plus 30 basis points.  On or after January 15, 2032 (three months prior to maturity), redemption at par.

CUSIP/ISIN Nos:	40434L AL9/ US40434LAL99

Denominations	$2,000 X $1,000

Joint Book Running Managers:	BNP Paribas Securities Corp.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers	Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
Standard Chartered Bank
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Loop Capital Markets LLC
Academy Securities, Inc.
CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674; BofA Securities, Inc. at 1-800-294-1322; Goldman Sachs & Co. LLC toll free at 1‑866‑471‑2526 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

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